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                                                                       EXHIBIT B

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
                          21098 Bake Parkway, Suite 100
                          Lake Forest, California 92630


                                 August 19, 2002


Cotelligent, Inc.
100 Theory, Suite 200
Irvine, California 95612
Attn: Steven C. Machiorlette

         Re: Series C Convertible Redeemable Preferred Stock Purchase Agreement (the "Purchase Agreement") by and between Bluebook International Holding Company ("Company") and Cotelligent, Inc. ("Purchaser").

Gentlemen:

         As you know, under the Purchase Agreement, Purchaser is acquiring in the "First Closing" (capitalized terms used but not defined in this letter will have the meanings ascribed in the Purchase Agreement) 3,752,967 shares of the Company's Stock for a purchase price consisting of, in part, forgiveness of up to $2,100,000 in services rendered to the Company. A portion of these services have not been performed as of the First Closing. Nonetheless, we have agreed and acknowledge as follows:

         1. As of the First Closing, Purchaser will have rendered $1,431,000.00 in services as contemplated under the Purchase Agreement. Purchaser hereby agrees to forgive such $1,431,000.00 in services rendered and Company hereby agrees to issue and sell at the First Closing 1,491,804 shares of Stock in consideration therefor.

         2. As Purchaser renders further services to Company, Purchaser may from time to time present to the Company its invoice for services performed since the First Closing and request the issuance and sale of Stock in consideration of the forgiveness of the amounts owed therefor. The Company shall promptly (and in all events within 2 business days of the presentation of such invoice and request), issue and sell to Purchaser, Stock at a purchase price of $0.959241 of services forgiven per share of Stock so issued, until the cumulative total of the services, the receivables with respect to which have been forgiven as of the First Closing and thereafter pursuant to this letter, equals $2,100,000.

         3. Stock issued pursuant to this letter will be considered to have been issued as part of the First Closing, although issued after the First Closing.

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         4. The Company confirms that, as of the First Closing, it has duly and validly authorized and reserved the shares of Stock to be issued and sold pursuant to this letter.

         If the foregoing reflects your understanding, please so acknowledge by signing and returning a copy of this letter to the undersigned.

                               Bluebook International Holding Company

                               By: /s/ Mark A. Josipovich
                                  --------------------------
                                       Mark A. Josipovich, its President


AGREED AND ACCEPTED:

Cotelligent, Inc.


By: /s/ Steven C. Machiorlette
  -------------------------------
      Steven C. Machiorlette
      Senior Vice President